Exhibit 4.27

Modification 0004

Confidential treatment has been requested for certain portions of this exhibit. the copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as “[*****]” or “*****”. A complete version of this exhibit has been filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

MODIFICATION 0001

TO THE

DISTRIBUTION, MANUFACTURING, AND LICENSE AGREEMENT

BETWEEN ACAMBIS RESEARCH AND BAXTER

DATED JANUARY 13, 2003

(the “Distribution Agreement”)

Modification No.: 0001

Effective Date: 13 May 2003

Description of Modification:

(a)     Revises Provision 6.0, Title and Risk of Loss (b) Revises Attachment C, Sample Indemnification Template Baxter shall use the revised Attachment C herein for all offers made to Customers in the Territory on or after the date of this Modification.

Authority for, and type of, modification: Bilateral Supplemental Agreement

Total Change to Subcontract value: $0.00 (No Change)

Changes to Subcontract:

     See attached Pages 2 and 3.

RELEASE OF CLAIMS

In consideration of the modifications made above, this Modification is in full settlement of any right the Parties may have to any equitable adjustment(s) as a result of the changes made herein. Except to the extent modified herein, the terms and conditions of the Distribution Agreement remain unchanged. This supplemental agreement constitutes the full agreement of the parties and supercedes any prior agreements with respect to the changes made herein.

For: ACAMBIS RESEARCH	For: BAXTER HEALTHCARE S.A. and
LIMITED	BAXTER HEALTHCARE CORPORATION
[****]	[****]
[****]	[****]
Execution Date 13 May 2003	Execution Date 12 May 2003

Article 6.0

Delete: Article 6.0

Substitute:

6.0	TITLE AND RISK OF LOSS

6.1	Legal title to the vaccine product involved in the performance under this Agreement shall pass for each Scenario outlined in Article 5 according to this Article.

6.1.1	Scenarios 1 and 2: Legal title to the Crude Bulk Vaccine shall pass from Baxter to Acambis Research upon shipment from ****** (EXW Incoterms 2000). Where BHSA is the Seller of the Product, legal title to the released vaccine shall vest in BHSA upon Baxter’s receipt of (1) the ACAM 2000 Smallpox Vaccine Release Certificate, and (2) the Certificate of Analysis for Smallpox Vaccine, Lypophilized both of which have been completed and signed by the Director of Acambis Inc. Quality Assurance or his/her designee. Title to the released vaccine that transfers under this provision 6.1.1 shall vest in BHSA only to the extent that BHSA has a firm (signed) order from a Customer in the Territory and Acambis Research has approved that order in accordance with Provisions 3.1.4 and 3.1.5.

6.1.2	Scenarios 3 and 4: Legal title to the vaccine shall be borne by BHSA until Customer’s receipt of Product. Where Acambis Research is the Seller, then legal title to the vaccine shall vest in Acambis Research upon Acambis Research’s receipt of the vaccine’s certificate of analysis.

6.1.3	Scenario 5: Legal title to the vaccine shall be borne by Acambis Research. Legal title to the released vaccine shall vest in BHSA upon Baxter’s receipt of (1) the ACAM 2000 Smallpox Vaccine Release Certificate, and (2) the Certificate of Analysis for Smallpox Vaccine, Lypophilized, both of which have been completed and signed by the Director of Acambis Inc. Quality Assurance or his/her designee. Title to the released vaccine that transfers under this provision 6.1.3 shall vest only to the extent that BHSA has a firm (signed) order from a Customer in the Territory and Acambis Research has approved that order in accordance with Provisions 3.1.4 and 3.1.5.

6.2	Legal title to the components (e.g., diluent, vaccinating needles, and syringes) shall be borne by the Party who provided such components.

6.2.1	Where BHSA is the Seller of the Product:

6.2.1.1	Unencumbered legal title to diluent provided by Acambis Research shall vest in BHSA upon Baxter’s receipt of (1) the Smallpox Vaccine Diluent Release, and (2) the Smallpox Vaccine Diluent Release Certificate of Analysis, both of which have been completed and signed by the Director of Acambis Inc. Quality Assurance or his/her designee. Title to the released diluent that transfers under this provision 6.2.1.1 shall vest only to the extent that BHSA has a firm (signed) order from a Customer in the Territory and Acambis Research has approved that order in accordance with Provisions 3.1.4 and 3.1.5.

6.2.1.2	Unencumbered legal title to the needles provided by Acambis Research shall vest, for Scenarios 1, 2 and 5, in BHSA at the same time and in the same quantities (at 1 needle per dose) as title in the vaccine transfers to BHSA per paragraphs 6.1.1 and 6.1.3 above. For Scenario 3, unencumbered title to the needles provided by Acambis Research shall vest in BHSA upon shipment of the needles to BHSA or of Product to a Customer, whichever is earlier. Title to the needles in Scenario 3 that transfers under this provision 6.2.1.2 shall vest only to the extent that BHSA has a firm (signed) order from a Customer in the Territory and Acambis Research has approved that order in accordance with Provisions 3.1.4 and 3.1.5.

6.2.1.3	Unencumbered legal title to the syringe provided by Acambis Research shall vest, for Scenarios 2 and 5, in BHSA upon shipment of the Product to a Customer.

6.2.2	Where Acambis Research is the Seller of the Product:

6.2.2.1	Unencumbered legal title to the syringes provided by Baxter shall vest in Acambis Research upon Acambis Research’s receipt of the completed and signed vaccine certificate of analysis.

6.2.2.2	Unencumbered legal title to the diluent provided by Baxter under Scenario 3 shall vest in Acambis Research upon Acambis Research’s receipt of the completed and signed diluent certificate of analysis.

ATTACHMENT C

Delete: Attachment C

Substitute:

ATTACHMENT C

SAMPLE INDEMNIFICATION TEMPLATE

(In this attachment C, “Purchaser” means the Customer, “Manufacturer” means Acambis Inc., its parent company Acambis PLC, and any of its affiliates, and “Seller” means BHSA)

1.1	The Purchaser shall indemnify the (i) Seller, (ii) Manufacturer and (iii) all subcontractors or affiliated companies of Seller orManufacturer that are in any way involved in the manufacture, filling, labelling, storage or distribution of the Product, as well asall officers, employees, directors and principal officials of all the above entities, on demand, against each loss, liability and/or cost(including litigation/settlement expenses and attorneys’ fees and costs) that any of them incurs arising from any alleged adversereaction in a human being that directly or indirectly arises out of exposure to or the handling and/or administration of the Productor directly or indirectly arises out of the release of toxic material into the environment, or the failure of the Product to conferimmunity against smallpox or to otherwise fail to function as intended; including without limitation, each loss, liability and costincurred by any of them as a result of defending or settling a claim alleging such a liability.

1.2	In condition 1.1, “adverse reaction” means robust takes, bacterial superinfection at the vaccination site, autoinoculation,accidental inoculation, ocular vaccinia, myopericarditis or ischemic cardia events temporally associated with vaccination,anaphylaxis, lymphadenitis, fever and malaise, postvaccinal encephalitis, generalized vaccinia, vaccinia necrosum, eczemavaccinatum, erythema multiforme, Stevens Johnson syndrome, keloid formation at the vaccination site, fatality and any otherreaction that is not intended, independent of whether such reaction was foreseeable or not, including, but not limited to any sideeffects arising from the administration of the Product or any performance of the Product in a manner not intended.

1.3	The rights and obligations of the parties under this clause shall survive the Agreement’s termination, expiration or completion.The Seller shall notify the Purchaser as soon as possible of any claim or action against, or any loss by, the Seller that may bereasonably expected to involve indemnification under this clause. Each party (other than Seller) subject to indemnification shall bedeemed to be a third-party beneficiary of this Agreement and shall have the right to maintain suit in its own capacity and name toenforce such indemnification.